Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Markel Corporation:

We consent to the use of our reports dated February 25, 2005, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements of Markel Corporation and subsidiaries dated February 25, 2005 refers to a change in accounting for goodwill in 2002.

/s/ KPMG LLP

Richmond, Virginia

December 20, 2005